
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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           ZURICH INSURANCE COMPANY,

                             KFS ACQUISITION CORP.,

                        KEMPER FINANCIAL SERVICES, INC.,

                        KEMPER FINANCIAL COMPANIES, INC.

                                      AND

                               KEMPER CORPORATION

                            DATED AS OF MAY 15, 1995

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

                               TABLE OF CONTENTS

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
                                         ARTICLE I
                                         THE MERGER
SECTION 1.1.    The Merger............................................................
SECTION 1.2.    Closing...............................................................
SECTION 1.3.    Effective Time........................................................
SECTION 1.4.    Effects of the Merger.................................................
SECTION 1.5.    Certificate of Incorporation; By-laws.................................
SECTION 1.6.    Directors.............................................................
SECTION 1.7.    Officers..............................................................
SECTION 1.8.    Effect on Capital Stock...............................................
SECTION 1.9.    Subsequent Actions....................................................

                                         ARTICLE II
                               REPRESENTATIONS AND WARRANTIES
                               OF THE COMPANY, KFC AND KEMPER
SECTION 2.1.    Organization, Standing and Corporate Power............................
SECTION 2.2.    Capital Structure.....................................................
SECTION 2.3.    Authority; Noncontravention; Binding Effect...........................
SECTION 2.4.    Governmental Approvals; Required Consents.............................
SECTION 2.5.    SEC Documents; Financial Statements; Information Supplied.............
SECTION 2.6.    Absence of Certain Changes or Events..................................
SECTION 2.7.    Absence of Changes in Benefit Plans...................................
SECTION 2.8.    Employee Benefits.....................................................
SECTION 2.9.    Litigation............................................................
SECTION 2.10.   Taxes.................................................................
SECTION 2.11.   No Excess Parachute Payments; Section 162(m) of the Code..............
SECTION 2.12.   Voting Requirements...................................................
SECTION 2.13.   Compliance with Applicable Laws.......................................
SECTION 2.14.   Intercompany Agreements...............................................
SECTION 2.15.   Dreman Value Management, L.P..........................................
SECTION 2.16.   Brokers...............................................................
SECTION 2.17.   Ineligible Persons....................................................
SECTION 2.18.   Kemper Merger Agreement Representations...............................

                                        ARTICLE III
                             REPRESENTATIONS AND WARRANTIES OF
                                   ZURICH AND MERGER SUB
SECTION 3.1.    Organization, Standing and Corporate Power............................
SECTION 3.2.    Capital Structure.....................................................
SECTION 3.3.    No Prior Activities...................................................
SECTION 3.4.    Authority; Noncontravention; Binding Effect...........................
SECTION 3.5.    Governmental Approvals; Required Consents.............................
SECTION 3.6.    Information Supplied..................................................
SECTION 3.7.    Ineligible Persons; Compliance with Section 15(f) of the 1940 Act.....
SECTION 3.8.    Brokers...............................................................
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
                                         ARTICLE IV
                               COVENANTS RELATING TO CONDUCT
                                OF BUSINESS PRIOR TO MERGER
SECTION 4.1.    Conduct of Business of the Company....................................
SECTION 4.2.    Other Actions.........................................................

                                         ARTICLE V
                                    ADDITIONAL COVENANTS
SECTION 5.1.    Subsidiary Mergers; Registration......................................
SECTION 5.2.    Employee Benefits.....................................................
SECTION 5.3.    Other Covenants.......................................................
SECTION 5.4.    Preparation of Information Statement; Kemper Approval.................
SECTION 5.5.    Merger Consideration..................................................

                                         ARTICLE VI
                                    CONDITIONS PRECEDENT
SECTION 6.1.    Conditions to Each Party's Obligation to Effect the Merger............
SECTION 6.2.    Conditions to Obligations of Zurich and Merger Sub....................
SECTION 6.3.    Conditions to Obligations of Kemper, KFC and the Company..............
SECTION 6.4.    Satisfaction of Closing Conditions....................................

                                        ARTICLE VII
                             TERMINATION, AMENDMENT AND WAIVER
SECTION 7.1.    Termination...........................................................
SECTION 7.2.    Effect of Termination.................................................
SECTION 7.3.    Amendment.............................................................
SECTION 7.4.    Extension; Waiver.....................................................

                                        ARTICLE VIII
                                     GENERAL PROVISIONS
SECTION 8.1.    Nonsurvival of Representations and Warranties.........................
SECTION 8.2.    Guaranty..............................................................
SECTION 8.3.    Definitions...........................................................
SECTION 8.4.    Notices...............................................................
SECTION 8.5.    Interpretation........................................................
SECTION 8.6.    Counterparts..........................................................
SECTION 8.7.    Entire Agreement; Third-Party Beneficiaries...........................
SECTION 8.8.    Governing Law.........................................................
SECTION 8.9.    Assignment............................................................
SECTION 8.10.   Enforcement...........................................................
SECTION 8.11.   Severability..........................................................

                                    EXHIBITS
                                   EXHIBIT A

           Form of Agreement and Plan of Merger for Subsidiary Merger

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 15, 1995 (this "Agreement"), among ZURICH INSURANCE COMPANY, a corporation organized under the laws of Switzerland ("Zurich"), KFS ACQUISITION CORP., a Delaware corporation ("Merger Sub"), KEMPER FINANCIAL SERVICES, INC., a Delaware corporation (the "Company"), KEMPER FINANCIAL COMPANIES, INC., a Delaware corporation ("KFC"), and KEMPER CORPORATION, a Delaware corporation ("Kemper").

                             W I T N E S S E T H :

     WHEREAS, the Company is a wholly owned subsidiary of KFC, and KFC is a majority owned subsidiary of Kemper;

     WHEREAS, the Company is engaged in the asset management business and acts, directly or through one of its subsidiaries, as investment adviser or sub-adviser to certain registered investment companies (the "Funds");

     WHEREAS, Zurich, Insurance Partners, L.P., Insurance Partners Offshore (Bermuda), L.P. (collectively, the "Investor Group"), ZIP Acquisition Corp., a Delaware corporation owned by the Investor Group ("ZIP"), and Kemper are, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Kemper Merger Agreement") providing for the merger (the "Kemper Merger") of ZIP with and into Kemper;

     WHEREAS, it is a condition precedent to the consummation of the Kemper Merger that the transactions contemplated by this Agreement shall have occurred;

     WHEREAS, the respective Board of Directors of each of Zurich, Merger Sub, the Company, KFC and Kemper has adopted resolutions approving this Agreement, pursuant to which the Company shall be merged with and into Merger Sub thereby becoming a wholly owned direct subsidiary of Zurich (the "Merger"); and

     WHEREAS, Zurich, Merger Sub, the Company, KFC and Kemper desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, Zurich, Merger Sub, the Company, KFC and Kemper agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Sub at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York, at 9:00 a.m. on the third business day following the date on which the conditions set forth in Sections 6.1 and 6.2 (other than the delivery of the officers' certificates under Sections 6.2(b) and (c)) shall be fulfilled or waived in accordance with this Agreement, (a) unless another date, time or place is agreed to in writing by the parties hereto or (b) unless, by written notice sent to the Company prior to such third business day, Merger Sub elects

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

to delay the Closing (i) until another later date (which shall not be later than January 4, 1996) or (ii) until a date after the consummation of the Kemper Merger (such third business day or such other date being the "Closing Date").

     SECTION 1.3. Effective Time. Merger Sub shall file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as the Company and Merger Sub may agree) a certificate of merger (the "Certificate of Merger") or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5. Certificate of Incorporation; Bylaws. (a) The Certificate of Incorporation of Merger Sub (the "Charter"), as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that paragraph 1 of the Charter shall read in its entirety as follows: "1. The name of the corporation (the "Corporation") is Kemper Financial Services, Inc." and, as so amended, the Charter shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.8. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of (i) any shares of common stock, par value $10.00 per share, of the Company (the "Common Stock") or any other shares of capital stock of the Company or (ii) any shares of capital stock of Merger Sub:

          (a) Common Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Merger.

          (b) Cancellation of Treasury Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or by any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.8(b)) shall be converted into the right to receive $900,000 per share, without interest (the "Merger Consideration").

          (d) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be cancelled in accordance with Section 1.8(b), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall

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

     cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate.

          (e) Payment of Merger Consideration. Within two business days after the Effective Time, upon surrender to the Surviving Corporation of all certificates previously representing outstanding shares of Common Stock, the Surviving Corporation shall pay the Merger Consideration to the holder of such certificates.

     SECTION 1.9. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY, KFC AND KEMPER

     Each of the Company, KFC and Kemper hereby represents and warrants to Zurich and Merger Sub as follows:

     SECTION 2.1. Organization, Standing and Corporate Power. Each of Kemper, KFC, the Company and each material subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each material subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. The Company has delivered to Zurich complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement.

     SECTION 2.2. Capital Structure. The authorized capital stock of the Company consists of 1,250 shares of Common Stock of which 1,000 shares are outstanding. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 2.2 of the disclosure schedule delivered to Zurich by the Company on the date hereof (the "Disclosure Schedule"), no bonds, debentures, notes or other indebtedness of the Company or any material subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any material subsidiary of the Company may vote are issued or outstanding. Except as disclosed in Section 2.2 of the Disclosure Schedule, all the outstanding shares of capital stock of each material subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more such subsidiaries, free and clear of all pledges, claims, liens, charges,

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

encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth above or in Section 2.2 of the Disclosure Schedule, neither the Company nor any material subsidiary of the Company has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any material subsidiary of the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any material subsidiary of the Company or (ii) restricts the transfer of Common Stock.

     SECTION 2.3. Authority; Noncontravention; Binding Effect. Each of Kemper, KFC and the Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of KFC, to the approval of the stockholders of KFC. The execution and delivery of this Agreement by Kemper, KFC and the Company and the consummation by Kemper, KFC and the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Kemper, KFC and the Company and by KFC as the sole stockholder of the Company, subject, in the case of KFC, to the approval of the stockholders of KFC. This Agreement has been duly executed and delivered by Kemper, KFC and the Company and constitutes a valid and binding obligation of each of Kemper, KFC and the Company, enforceable against each of Kemper, KFC and the Company in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles. Except as disclosed in Section
2.3 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Second Restated Certificate of Incorporation of Kemper (the "Kemper Charter") or the By-laws of Kemper, the Certificate of Incorporation or By-laws of KFC, the Certificate of Incorporation or By-laws of the Company or the equivalent documents of any material subsidiary of the Company, (ii) subject to the consents, approvals, authorizations, declarations and filings referred to in Section 2.4, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require the consent of any person under, any indenture, agreement, permit, concession, franchise, license or similar instrument or undertaking to which Kemper, KFC or the Company or any of their subsidiaries is a party or by which Kemper, KFC or the Company or any of their subsidiaries or any of their assets is bound or affected, or (iii) subject to the consents, approvals, authorizations, declarations and filings referred to in Section 2.4, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except for such conflicts, breaches, defaults, rights, consents or contradictions, in the case of clauses (ii) and (iii) above, which, singly or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Assuming that Zurich and its affiliates and associates do not own beneficially 15% or more of the outstanding Common Stock on the date hereof, the restrictions contained in
Section 203 of the DGCL will not apply to the Merger or any of the transactions contemplated by this Agreement.

     SECTION 2.4. Governmental Approvals; Required Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to Kemper, KFC, the Company or any of their subsidiaries in connection with the execution and delivery of this Agreement by Kemper, KFC and the Company or the consummation by Kemper, KFC and the Company, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) an information statement relating to the Merger to be transmitted to the stockholders of KFC if at the Effective Time KFC has a class of securities registered pursuant to Section 12 of the Exchange Act (such information statement (including the exhibits thereto and the documents incorporated by reference therein), as amended or

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

supplemented from time to time, the "Information Statement") and (y) such reports under the Securities Exchange Act of 1934 (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the consents, approvals and notices as are set forth in Sections 5.10 and 5.11 of the Kemper Merger Agreement required under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4(v) of the Disclosure Schedule, (vi) any applicable filings under state anti-takeover laws and (vii) filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect with respect to the Company.

     SECTION 2.5. SEC Documents; Financial Statements; Information
Supplied. (a) Kemper has filed all required reports, schedules, forms, statements and other documents relating to the Company and its business with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC" Documents").

     (b) As of their respective dates, the SEC Documents as they relate to the Company complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (c) Kemper and KFC have heretofore furnished to Zurich (a) copies of the audited consolidated balance sheets of the Company as of December 31, 1993 and 1994 audited by KPMG Peat Marwick LLP, together with the related audited consolidated statements of income, stockholders' equity and cash flow for such fiscal years and the notes thereto, accompanied by the reports thereon of such public accountants, and (b) copies of the unaudited consolidated balance sheet of the Company as of March 31, 1995 together with the related unaudited consolidated statements of income, stockholders's equity and cash flow for the three months then ended, and the notes thereto, (the later of such audited financial statements listed in clause (a) above being hereinafter referred to as the "1994 Company Audited Financial Statements"; and all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and (ii) present fairly the consolidated financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments).

     (d) If KFC is required under applicable law to mail the Information Statement to its stockholders, the Information Statement will not, at the time it is first mailed to the stockholders of KFC, at the time of the taking of action to approve the Merger by the stockholders of KFC and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication to the stockholders of KFC with respect to the Merger that has become false or misleading; provided, however, that no representation or warranty is made by Kemper, KFC or the Company with respect to statements made in the Information Statement based on information supplied in writing by Zurich or Merger Sub specifically for inclusion in the Information Statement. The Information Statement will, if required under applicable law to be mailed to stockholders of KFC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Kemper, KFC or the Company with respect to statements made therein based on information supplied in writing by Zurich or Merger Sub specifically for inclusion in the Information Statement.

     SECTION 2.6. Absence of Certain Changes or Events. (a) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 2.6 of the Disclosure Schedule, (x) since the date of the 1994 Company Audited Financial Statements with respect to clause (i) hereof and (y) from the date of the 1994 Company Audited Financial Statements to the date hereof with respect to clause (ii) hereof:

          (i) there has not been any change which would have a Material Adverse Effect with respect to the Company; and

          (ii) the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than (x) the transfers contemplated by Section 4.2 of the Kemper Merger Agreement and (y) the transfer of the shares of common stock of State Street Boston Corporation or proceeds from the sale thereof as contemplated by Section 4.4 of the Kemper Merger Agreement), (B) any split, combination or reclassification of any of the outstanding capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such outstanding capital stock, (C) any issuance by the Company or any of its subsidiaries of any equity securities (including, without limitation stock options, stock appreciation rights, phantom stock units, restricted stock or convertible debentures), (D) (x) any granting by the Company or any of its subsidiaries to any director, executive officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the date of the 1994 Company Audited Financial Statements or, with respect to employees who are not executive officers or directors and whose total annual compensation in 1994 (including bonuses but excluding stock options, restricted stock awards and phantom stock awards) was less than $250,000, increases in the ordinary course of business consistent with recent past practice, (y) any granting by the Company or any of its subsidiaries to any such director, executive officer or other employee of the Company of any severance or termination pay, except as was required under any employment, severance or termination agreements or plans in effect as of the date of the 1994 Company Audited Financial Statements or
     (z) any adoption by the Company or any of its subsidiaries of any plan covering any such director, executive officer or other employee, (E) any change in the indebtedness for borrowed money or any other material indebtedness of the Company and its subsidiaries other than indebtedness owing between the Company and any subsidiary, or between any subsidiaries of the Company, or (F) any change in accounting, underwriting or actuarial, principles, assumptions or practices by the Company or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles and except for changes in crediting rates in the ordinary course of business.

     (b) Except for liability arising out of or in connection with the Letter of Credit Agreement dated as of January 16, 1995 among Kemper Asset Holdings, Inc. ("KAHI"), the banks party thereto and The Bank of New York, as administrative agent and issuing bank (the "Agent"), the First Amendment to Letter of Credit Agreement dated as of February 27, 1995 among KAHI, the banks party thereto and the Agent, and a Guaranty Agreement dated as of January 26, 1995 made by Kemper in favor of the banks, and except as disclosed in Section 2.6(b) of the Disclosure Schedule, there does not exist any liability of Kemper, KFC or the Company related to or in connection with the $198 million principal amount of notes issued by Orange County, California and held by certain of the Funds.

     SECTION 2.7. Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 2.7 of the Disclosure Schedule, since the date of the 1994 Company Audited

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

Financial Statements, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 2.8). Except as disclosed in the Filed SEC Documents or in Section 2.7 of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries other than any such agreements, arrangements or understandings with employees who are not executive officers or directors, which agreements, arrangements or understandings, in the aggregate, involve payment obligations of the Company and its subsidiaries of less than $1,000,000.

     SECTION 2.8. Employee Benefits. (a) Except as set forth in Section 2.8(a) of the Disclosure Schedule, there are no employee benefit plans or individual or group arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), executive perquisites, relocation policies or Company-owned residences acquired from employees), under which the Company has or in the future could have directly, or indirectly through a person ("Commonly Controlled Entity") affiliated with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code")), any material liability (whether or not such liability is funded or unfunded) with respect to any current or former employee or director of the Company or any Commonly Controlled Entity (the "Benefit Plans"). Except as set forth in Section 2.8(a) of the Disclosure Schedule, no such Benefit Plan is a "multiple employer plan" (within the meaning of Code Section 413) or a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)).

     (b) With respect to each Benefit Plan (where applicable): the Company has delivered to Zurich complete and accurate copies of (i) all plan and trust texts and agreements which govern the payment of benefits to current or former employees or directors and all applicable amendments; (ii) all material employee and former employee communications (including the most recent summary plan descriptions); (iii) the most recent annual report; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the Internal Revenue Service (or determination application); (vi) the most recent actuarial valuation; and (vii) all related funding contracts.

     (c) With respect to each Benefit Plan: except as set forth in Section 2.8(c) of the Disclosure Schedule or except as not applicable, (i) if intended to qualify under Code Section 401(a) or 401(k), such Benefit Plan so qualifies, and its related trust is exempt from taxation under Code Section 501(a); (ii) such Benefit Plan has been maintained and administered at all times in compliance with its terms and applicable laws and regulations; (iii) no event has occurred and there exists no circumstance under which the Company could directly, or indirectly through a Commonly Controlled Entity, incur liability under ERISA, the Code (including, without limitation, Section 4980B of the Code) or otherwise (other than routine claims for benefits); (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Benefit Plan or against the assets of any Benefit Plan; (v) no "accumulated funding deficiency" (as defined in ERISA Section 302) has occurred; (vi) no "prohibited transaction" (as defined in ERISA Section 406 or in Code Section 4975) which is not covered by an applicable exemption has occurred; (vii) no "reportable event" (as defined in ERISA Section 4043) has occurred; (viii) all contributions and premiums due have been made on a timely basis; (ix) all contributions made under any Benefit Plan intended to be tax deductible meet the requirements for deductibility under the Code; (x) records pertaining to each participant and beneficiary are accurate in all material respects; and (xi) the actuarial assumptions used to calculate all liabilities have been communicated to Zurich, and all such liabilities have been allocated in accordance with generally accepted accounting principles on the books of the Company and the Company's subsidiaries to which such liabilities relate; except in the case of any of the foregoing where the failure thereof, either individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

     (d) With respect to each Benefit Plan that is subject to Title IV of ERISA: except as set forth in Section 2.8(d) of the Disclosure Schedule, (i) as of the date of the most recent actuarial valuation, the present value of all benefit liabilities (as defined in ERISA Section 4001(a)(16)) does not exceed the then current fair market value of the assets of such plan (determined by using the actuarial assumptions used for the most recent actuarial valuation); (ii) the Company has not incurred, nor will it incur, directly, or indirectly through a Commonly Controlled Entity, any liability arising from a plan termination (including plans that have been formally terminated); (iii) the Company has complied with all laws, regulations and pronouncements pertaining to the termination of any such Benefit Plan, including, but not limited to, the selection of an insurance company to provide benefits under such terminated Benefit Plan; and (iv) the Company has taken all commercially reasonable actions to insulate assets of any such Benefit Plan from depreciating in value except in the case of any of the foregoing where the failure thereof, either individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

     (e) Except as set forth in Section 2.8(e) of the Disclosure Schedule, with respect to those Benefit Plans that are "welfare plans" (as defined in Section 3(1) of ERISA), there are no reserves, assets, surpluses or prepaid premiums under any such plans, the existence of which, either individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

     (f) Except as set forth in Section 2.8(f) of the Disclosure Schedule, neither the approval or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any individual to severance pay or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual; except in the case where any of the foregoing, either individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

     (g) Except as disclosed in Section 2.8(g) of the Disclosure Schedule or where the existence of any of the following, either individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company,
(i) there is no labor strike, slowdown or work stoppage or lockout pending or, to the best knowledge of Kemper, KFC or the Company, threatened against or affecting the business of the Company or any of its subsidiaries, and the Company and its subsidiaries have not experienced any strike, slowdown or work stoppage, lockout or other collective labor action within the last three years,
(ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company or its subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees currently taking place or planned or that have occurred within the last three years and (iii) there is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation exists relating to the employees of the Company and its subsidiaries.

     (h) No circumstance described in Part I, Section (g) of Prohibited Transaction Class Exemption 84-14, as published as amended at 50 Fed. Reg. 41430 (October 10, 1995) has occurred that would prevent the Company from acting as a "qualified professional asset manager" (as defined in such class exemption).

     (i) No guaranteed interest contracts issued by any insurance company that is currently insolvent, or has been in insolvency proceedings, are held by any of the Benefit Plans except for such contracts, which, either individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

     (j) Within the five-year period ending on the date of this Agreement, neither the Company nor any member of its "controlled group" (within the meaning of Section 4069 of ERISA) has engaged in any transaction which could result in liability to any of the parties to this Agreement, or to any other members of their respective controlled groups (as above so defined) pursuant to
Section 4069 of ERISA or otherwise with respect to any Benefit Plan maintained by the Company or any other member of its controlled group (as above so defined) during such five-year period, but not so maintained as of the date of this Agreement, except where the existence of such a liability would not have a Material Adverse Effect with respect to the Company.

     SECTION 2.9. Litigation. As of the date of this Agreement, except as disclosed in Section 2.9 of the Disclosure Schedule or the Filed SEC Documents, there is no suit, action, proceeding, arbitration or investigation pending or, to the knowledge of Kemper, KFC or the Company, threatened against the Company or any subsidiary of the Company that, individually or in the aggregate with any other such suits, actions, proceedings, arbitrations or investigations, could reasonably be expected to have a Material Adverse Effect with respect to the Company, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

     SECTION 2.10. Taxes. (a) Kemper is the common parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file consolidated federal income tax returns, of which the Company and each of its subsidiaries is a member. From January 1, 1987 through the Closing Date, Kemper has included (or, with respect to the taxable year ending on the Closing Date, will include) the Company and each of its subsidiaries in its consolidated federal income tax return as a member of the affiliated group of which Kemper is the common parent.

     (b) Except as set forth on Section 2.10(b) of the Disclosure Schedule, each of the Company and each of its subsidiaries has filed (or joined in the filing of) all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All tax returns filed by the Company and each of its subsidiaries (or in which the Company and each of its subsidiaries has joined) are complete and accurate except to the extent that such failure to be complete and accurate would not have a Material Adverse effect with respect to the Company. The Company and each of its subsidiaries has paid (or Kemper has paid on behalf of the Company and its subsidiaries) all taxes shown as due on such returns, and the 1994 Company Audited Financial Statements reflect, in management's best judgment, an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     (c) Except as set forth on Section 2.10(c) of the Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries (or against Kemper in respect of the Company or any of its subsidiaries) that are not adequately reserved for and no requests for waivers of the time to assess any federal or Illinois taxes or any other material taxes have been granted or are pending. The federal and Illinois income tax returns of Kemper and each of its subsidiaries (including the Company and its subsidiaries) consolidated in such returns have been examined by and settled with the United States Internal Revenue Service or the Illinois Department of Revenue, as the case may be, or the statute of limitations on assessment or collection of any federal or Illinois income taxes due from Kemper or any of its subsidiaries (including the Company and its subsidiaries) has expired, for all taxable years of Kemper or any of its subsidiaries (including the Company and its subsidiaries) through the taxable year ended December 31, (a) 1986 for federal income taxes and (b) 1987 for Illinois non-insurance unitary income taxes. None of the Company or any of its subsidiaries has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. Except as previously described to Zurich, there is no material deferred inter-company gain within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code.

     (d) Each of the Funds has elected to be treated as a "regulated investment company" ("RIC") under the Code, and has, since the end of the most recent taxable year of each of such Funds that has been closed and for which the statute of limitations for assessment has expired, qualified as a RIC.

     (e) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever.

     SECTION 2.11. No Excess Parachute Payments; Section 162(m) of the
Code. (a) Except as disclosed in Section 2.11 of the Disclosure Schedule, no payment, either individually or in combination with any other payments, that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect will be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (b) Except as disclosed in Section 2.11 of the Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

     SECTION 2.12. Voting Requirements. (a) The Merger, whether considered alone or together with any other transactions required under applicable law to be integrated therewith, does not constitute a sale, lease or exchange of all or substantially all of the property and assets of Kemper for purposes of Section 271 of the DGCL. The Board of Directors of Kemper (including a majority of the "Continuing Directors," as defined in the Kemper Charter) has approved the execution and delivery by Kemper of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions contained in Article Fifteenth of the Kemper Charter.

     (b) The affirmative vote of the holders of a majority of the outstanding shares of common stock of KFC entitled to vote thereon with respect to the approval of the Merger is the only vote of the holders of any class or series of the capital stock of KFC necessary to approve this agreement and the transactions contemplated by this Agreement.

     (c) The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote thereon with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     SECTION 2.13. Compliance with Applicable Laws. (a) Each of the Company and its subsidiaries and the Funds has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect with respect to the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries and the Funds are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect with respect to the Company. Except as disclosed in the Filed SEC Documents, on the date of this Agreement, to the knowledge of Kemper, KFC and the Company, no investigation by any Governmental Entity with respect to the Company or any of its subsidiaries or any of the Funds is pending or threatened, other than, in each case, those that would not have a Material Adverse Effect with respect to the Company.

     (b) Section 2.13(b) of the Disclosure Schedule contains a complete list of all of the Funds as of the date of this Agreement. The Company or one of its subsidiaries acts as investment adviser pursuant to valid, binding and enforceable investment advisory agreements for all the Funds listed in Section 2.13(b) of the Disclosure Schedule (which agreements will terminate upon the consummation of the transactions contemplated hereby). Except as set forth on Section 2.13(b) of the Disclosure Schedule, there is no money management operation of the Company or any of its subsidiaries outside the United States other than the money management operation of Kemper Investment Management Company Limited.

     (c) Since January 1, 1994, each of the Funds has complied with the requirements of all laws, rules and regulations applicable to it including, without limitation, the 1940 Act, the Securities Act, the Exchange Act, the Commodities Exchange Act, as amended, ERISA, the Code and all state Blue Sky laws, and the rules and regulations promulgated under the foregoing, and has filed with the SEC and all other appropriate regulatory authorities all proxy materials, registration statements, financial reports, prospectuses and other reports and documents required to be filed by it pursuant to applicable laws, and the rules and regulations thereunder, except any filings customarily made by a distributor or principal underwriter on behalf of any Fund in connection with the underwriting, distribution or sale of any Fund shares that may be required pursuant to any applicable securities laws or under any governmental or self-regulatory authority, which filings have been made by Kemper or an affiliate of Kemper if Kemper or an affiliate has acted in such capacity (collectively, the "Fund Filings"), except to the extent that any noncompliance or failure to file, either individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Kemper has made available to Zurich true and complete copies of all Fund Filings. The Fund Filings (i) complied in all material respects with the requirements of applicable law and
(ii) did not (as of their respective filing dates, mailing dates or effective dates, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) All proxy statements to be prepared for use by the Funds in connection with the transactions contemplated by this Agreement (including, without limitation, the proxy statements to be used for the purpose of soliciting voting instructions from the holders of variable life insurance policies or variable annuity contracts (collectively, "Variable Contracts") issued by Federal Kemper Life Assurance Company or Kemper Investors Life Insurance Company (collectively, the "Insurance Companies")), any written information provided by the Company and its subsidiaries to each Board of Directors or Trustees or other comparable body of the Funds in connection with this Agreement or the transactions contemplated hereby at the time such information is provided and, in the case of a proxy statement, the date of the shareholder vote for which such proxy statement will be used, as then amended or supplemented, and any information disseminated to any advisory clients in respect of the transactions contemplated hereby at the time such information is disseminated (other than, in each case, for information provided or to be provided by Zurich or Merger Sub in writing relating to Zurich or Merger Sub or their affiliates expressly for use therein), in each case, will be accurate and complete in all material respects and will not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication that has become false or misleading.

     (e) Each of the Company and each of its subsidiaries is, if so required by the nature of its business or assets, duly registered with the SEC and the various states as a broker-dealer and is duly registered with the Commodity Futures Trading Commission and the various states as required as a commodities trading advisor or commodity pool operator. Each of the Company and each of its subsidiaries is, if so required by the nature of its business or assets, duly registered with the various states as an investment adviser, other than in such states where the failure to be so registered (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.

     (f) The Company and its subsidiaries have complied with the requirements of
Section 15(f)(1)(B) of the 1940 Act that there not be imposed an "unfair burden" on any of the Funds as a result of the Merger or the transactions contemplated thereby or any express or implied terms, conditions or understandings applicable thereto.

     SECTION 2.14. Intercompany Agreements. Except as disclosed on Section 2.14 of the Disclosure Schedule, there are no agreements, contracts or arrangements pursuant to which the Company provides services to, or receives services from, Kemper, KFC or any of their subsidiaries.

     SECTION 2.15. Dreman Value Management, L.P. The Company has delivered to Zurich and Merger Sub true, correct and complete copies of the Asset Purchase Agreement dated April 28, 1995 between Kemper Advisors, Inc. and Dreman Value Management, L.P. ("Dreman"), the Employment Agreement dated April 28, 1995 between the Company, Kemper Advisors, Inc. and David N. Dreman and the Licensing and Non-Competition Agreement dated April 28, 1995 between the Company, Kemper Advisors, Inc. and Dit-Mer Enterprises, L.L.C. (collectively, the "Dreman Documents"). Other than the Dreman Documents, the Company has not entered into any other agreements or arrangements relating to the acquisition of Dreman or its business, assets, contracts or agreements.

     SECTION 2.16. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which have been disclosed in writing to Zurich and Merger Sub and which will be paid by Kemper, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Kemper, KFC or the Company.

     Section 2.17. Ineligible Persons. None of the Company or any "affiliated person" (as defined in the 1940 Act) thereof (i) is ineligible pursuant to
Section 9(a) of the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or
(ii) except as set forth on Schedule 2.17 of the Disclosure Schedule, to the knowledge of senior officers of Kemper, KFC and the Company as of the date hereof, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date hereof that would be reasonably likely to result in SEC action to disqualify the Company or any of its affiliates as an investment adviser.

     SECTION 2.18 Kemper Merger Agreement Representations. The representations and warranties made by Kemper in Section 3.1 of the Kemper Merger Agreement relating to the Company are true and correct, incorporated by reference herein and apply with the same force and effect as if they were set forth and made in this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ZURICH AND MERGER SUB

     Each of Zurich and Merger Sub hereby represents and warrants to Kemper, KFC and the Company as follows:

     SECTION 3.1. Organization, Standing and Corporate Power. Each of Zurich and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

     SECTION 3.2. Capital Structure. As of the date hereof, the authorized capital stock of Merger Sub consists of (i) 1,000 shares of Merger Sub Common Stock and (ii) 1,000 shares of preferred stock, par value $.01 per share. All of the outstanding shares of Merger Sub Common Stock have been validly issued and are fully paid and nonassessable and, as of the date hereof, are owned, directly or indirectly, by Zurich, free and clear of all Liens. As of the date hereof, no shares of preferred stock of Merger Sub are outstanding. As of the date hereof, Merger Sub has no indebtedness for borrowed money outstanding, and at the Effective Time Merger Sub will have no indebtedness for borrowed money outstanding, except for indebtedness incurred in connection with the financing of the Merger.

     SECTION 3.3. No Prior Activities. Merger Sub is a newly formed corporation and, except for activities incident to the Merger and as contemplated by this Agreement, Merger Sub (i) has not engaged in any business activities of any type or kind whatsoever, (ii) has not entered into any agreement or arrangements with any person or entity and (iii) is not subject to or bound by any obligation or undertaking.

     SECTION 3.4. Authority; Noncontravention; Binding Effect. Each of Zurich and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Zurich and Merger Sub and the consummation by Zurich and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Zurich and Merger Sub and by Zurich as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Zurich and Merger Sub and constitutes a valid and binding obligation of each of Zurich and Merger Sub, enforceable against each of Zurich and Merger Sub in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Articles of Incorporation of Zurich or the Certificate of Incorporation or By-laws of Merger Sub, (ii) subject to the consents, approvals, authorizations, declarations and filings referred to in Section 3.5, require the consent of any person under, any material indenture, agreement, Permit, concession, franchise, license or similar instrument or undertaking to which Zurich or any of its subsidiaries is a party or by which Zurich or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the consents, approvals, authorizations, declarations and filings referred to in
Section 3.5, contravene any law, rule or regulation of any state, or of the United States or Switzerland or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except for such consents or contraventions, in the case of clauses
(ii) and (iii) above, which, singly or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Zurich or Merger Sub, and would not adversely affect the ability of Zurich or Merger Sub to consummate the transactions contemplated by this Agreement in any material respect.

     SECTION 3.5. Governmental Approvals; Required Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Zurich or Merger Sub in connection with the execution and delivery of this Agreement by Zurich or Merger Sub or the consummation by Zurich or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the approval of the Federal Office of Supervision of Private Insurance of Switzerland, if necessary, (iv) filings required by the International Investment and Trade in Services Survey Act of 1976, (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule, (vi) filings with federal and state regulatory authorities and agencies in connection with the registration or qualification of Merger Sub and its subsidiaries as necessary as a broker-dealer, investment adviser, transfer agent, commodities trading advisor or commodity pool operator, (vii) any applicable filings under state antitakeover laws, (viii) filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Zurich or Merger Sub and (ix) filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not adversely affect the ability of Zurich or Merger Sub to consummate the transactions contemplated by this Agreement in any material respect.

     SECTION 3.6. Information Supplied. If KFC is required under applicable law to mail the Information Statement to its stockholders, none of the information supplied or to be supplied by Zurich or Merger Sub to KFC in writing specifically for inclusion in the Information Statement will, at the date the Information Statement is first mailed to the stockholders of KFC or at the time of the taking of action to approve the Merger by the stockholders of KFC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 3.7. Ineligible Persons; Compliance with Section 15(f) of the 1940 Act. (a) None of Zurich or any "affiliated person" (as defined in the 1940 Act) thereof (i) is ineligible pursuant to Section 9(a) or the 1940 Act to serve as an investment adviser (or in any other capacity contemplated by the 1940 Act) to a registered investment company or (ii) to the knowledge of senior officers of Zurich and Merger Sub as of the date hereof, has engaged in any of the conduct specified in Section 9(b) of the 1940 Act or Section 203(e) of the Advisers Act prior to the date hereof that would be reasonably likely to result in SEC action to disqualify Zurich or any of its affiliates as an investment adviser.

     (b) Zurich has complied with the requirements of Section 15(f)(1)(B) of the 1940 Act that there not be imposed an "unfair burden" on any of the Funds as a result of the Merger or the transactions contemplated thereby or any express or implied terms, conditions or understandings applicable thereto.

     SECTION 3.8. Brokers. No broker, investment banker, financial advisor or other person, other than such persons who were disclosed by Zurich in writing to Kemper prior to the date hereof, the fees and expenses of which will be paid by Merger Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Zurich or Merger Sub.

                                   ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     SECTION 4.1. Conduct of Business of the Company. Except as otherwise provided in the Kemper Merger Agreement, the agreements and covenants made by Kemper in Section 4.1 of the Kemper Merger Agreement are incorporated by reference herein and apply with the same force and effect as if they were set forth in this Agreement and made by the Company with respect to the asset management business of Kemper, and Kemper and KFC shall cause the Company to comply with such agreements and covenants as incorporated by reference herein.

     SECTION 4.2. Other Actions. Kemper, KFC and the Company, on the one hand, and Zurich and Merger Sub, on the other hand, shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement becoming untrue or (b) any of the conditions of the Merger set forth in Article VI not being satisfied.

                                   ARTICLE V

                              ADDITIONAL COVENANTS

     SECTION 5.1. Subsidiary Mergers; Registration. (a) Immediately prior to the Effective Time, subject to the satisfaction or waiver by Zurich and Merger Sub of the conditions set forth in Sections 6.1 and 6.2 of this Agreement, the Company shall cause those of its wholly owned subsidiaries designated by Zurich to be merged with and into, direct or indirect, wholly owned subsidiaries of Merger Sub (each, a "Mirror Sub"), each such merger (a "Subsidiary Merger") to be effected pursuant to an Agreement and Plan of Merger, a form of which is attached hereto as Exhibit A, and for consideration to be designated by Zurich.

     (b) The Company shall cooperate with Zurich and Merger Sub in order to effect the registration, prior to the Merger, of Merger Sub as an investment adviser. If a subsidiary to be merged pursuant to a Subsidiary Merger is a registered broker-dealer or a registered investment adviser, the Company shall cooperate with Zurich and Merger Sub in order to effect the registration, prior to the consummation of the Subsidiary Merger, of the Mirror Sub as a broker-dealer or investment adviser, as the case may be.

     SECTION 5.2. Employee Benefits. (a) Kemper and each other Commonly Controlled Entity shall, if requested by Zurich, use commercially reasonable efforts to cause any payment to any employee under any contract, Benefit Plan, program, arrangement or understanding, to be delayed until after the Closing Date to the extent that such delay would reduce or eliminate the portion of such payment which otherwise would be disallowed as a deduction under Section 162(m) of the Code; provided, however, that such delay shall occur only if not otherwise legally inconsistent with the terms of any such contract, Benefit Plan, program, arrangement or understanding. The Surviving Corporation shall make any such delayed payments as soon as practicable after the Closing Date in accordance with the terms of the applicable contract, Benefit Plan, program, arrangement or understanding.

     (b) For the one year period beginning on the Closing Date, the Surviving Corporation shall continue to maintain each of the following Benefit Plans: (i) all qualified "defined contribution" plans (as defined in Section 414(i) of the Code), (ii) all supplemental plans, to the extent such plans provide benefits which cannot otherwise be provided, as a result of applicable code limitations, under the aforementioned defined contribution plans and (iii) all "welfare plans" (as defined in Section 3(1) of ERISA); provided, however, that the aforementioned clauses (ii) and (iii) shall only apply with respect to the lesser of the level of benefits provided (A) on March 13, 1994 and (B) immediately prior to the Effective Time, under such plans (or any predecessor thereof) as then in effect on such relevant date.

     (c) As of the Effective Time, Continuing Employees then participating in each of the aforementioned defined contribution plans shall have nonforfeitable rights to receive the amounts then credited to their accounts thereunder, as thereafter from time to time adjusted for subsequent investment gain and loss experience thereon; provided, however, that the provisions of this subsection
(c) shall apply with respect to any such plan only to the extent that any forfeitures thereunder would otherwise not be used to reduce future employer contributions otherwise to be made thereto.

     (d) Each Continuing Employee shall be given full credit for his or her pre-Effective Time service with the Company and each of its subsidiaries and predecessor employers, but only to the extent such service is recognized under the terms of the specific Benefit Plan of the Company or Company subsidiary with respect to which such service would be taken into account as of the Effective Time (disregarding any amendment, board of director, benefit plan committee, plan administrator or other action after the date hereof), for all purposes (other than for benefit accrual, level of benefits or determination of the rate or rates of contribution) under each Benefit Plan, program or arrangement offered to Continuing Employees on or after the Effective Time which corresponds to the Company or Company subsidiary plan under which such service was credited prior to the Effective Time.

     (e) As used in this Section 5.2, "Continuing Employee" means each employee of the Company or a subsidiary of the Company as of the Effective Time.

     SECTION 5.3. Other Covenants. (a) The agreements and covenants made by Kemper in Sections 5.3, 5.4, 5.6, 5.9, 5.10 and 5.11 of the Kemper Merger Agreement are incorporated by reference herein and apply with the same force and effect as if they were set forth in this Agreement and made by the Company, and Kemper and KFC shall cause the Company to comply with such agreements and covenants as incorporated by reference herein.

     (b) The agreements and covenants made by Zurich in Sections 5.3, 5.4, 5.6,
5.9 and 5.13 of the Kemper Merger Agreement are incorporated by reference herein and apply with the same force and effect as if they were set forth in this Agreement.

     SECTION 5.4. Preparation of Information Statement; Kemper Approval. As soon as practicable following the date of this Agreement, Kemper and KFC shall, if required under applicable law, prepare and file with the SEC the Information Statement. Kemper and KFC will use commercially reasonable efforts to cause the Information Statement to be cleared by the SEC and shall thereafter mail the Information Statement to the stockholders of KFC as promptly as practicable. Zurich and Merger Sub shall furnish all information concerning Zurich and Merger Sub as may be reasonably requested by Kemper and KFC in connection with any of the actions to be taken by Kemper and KFC pursuant to this Section 5.4. Kemper and KFC shall make available to Zurich and Merger Sub and its counsel prior to filing thereof with the SEC copies of the Information Statement and any amendments or supplements thereto and shall make any changes therein reasonable requested by Zurich and Merger Sub insofar as such changes relate to such party or its affiliates or the description of the transactions contemplated by this Agreement. Kemper shall, to the extent required by applicable law, take all requisite action as a stockholder of KFC to approve this Agreement and the Merger.

     SECTION 5.5. Merger Consideration. The Company agrees that Zurich and Merger Sub may elect, in their sole discretion, to increase the Merger Consideration, and, in such event, the Company agrees to amend this Agreement to reflect such increase.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the
Merger. If the Closing Date is on or prior to the closing date of the Kemper Merger (the "Kemper Merger Closing Date"), the respective obligation of Zurich and Merger Sub, on the one hand, and Kemper, KFC and the Company, on the other hand, to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Section 6.1 of the Kemper Merger Agreement.

     SECTION 6.2. Conditions to Obligations of Zurich and Merger Sub. The obligations of Zurich and Merger Sub to effect the Merger are further subject to the following conditions:

          (a) Kemper Merger Agreement Conditions. If the Closing Date is on or prior to the Kemper Merger Closing Date, the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Section 6.2 of the Kemper Merger Agreement (other than the condition set forth in Section 6.2(d) of the Kemper Merger Agreement).

          (b) Representations and Warranties. The representations and warranties of Kemper, KFC and the Company set forth in Article II of this Agreement and the representations and warranties of Kemper set forth in
     Section 3.1 of the Kemper Merger Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Kemper, KFC and the Company set forth in Article II of this Agreement and the representations and warranties of Kemper set forth in
     Section 3.1 of the Kemper Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and, if the Closing Date is on or prior to the Kemper Merger Closing Date, on the Closing Date as though made on the Closing Date, and, if the Closing Date is after the Kemper Merger Closing Date, on the Kemper Merger Closing Date as though made on the Kemper Merger Closing Date, except to the extent such representations and warranties speak as of an earlier date, and Zurich and Merger Sub shall have received a certificate signed on behalf of each of Kemper, KFC and the Company by the chief executive officer and the chief financial officer of each of Kemper, KFC and the Company to the effect set forth in this paragraph.

          (c) Performance of Obligations of Kemper, KFC and the Company. Each of Kemper, KFC and the Company shall have performed in all material respects all obligations and covenants required to be performed by it (i) under this Agreement and (ii) under the Kemper Merger Agreement at or prior to the Closing Date, and Zurich and Merger Sub shall have received a certificate signed on behalf of each of Kemper, KFC and the Company by the chief executive officer and the chief financial officer of each of Kemper, KFC and the Company to such effect.

     SECTION 6.3. Conditions to Obligations of Kemper, KFC and the Company. The obligations of Kemper, KFC and the Company to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Zurich and Merger Sub set forth in Article III of this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Zurich and Merger Sub set forth in Article III of this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and, if the Closing Date is on or prior to the Kemper Merger Closing Date, on the Closing Date as though made on and as of the Closing Date, and, if the Closing Date is after the Kemper Merger Closing Date, on the Kemper Merger Closing Date as though made on the Kemper Merger Closing Date, except to the extent such representations and warranties speak as of an earlier date, and Kemper and KFC shall have received a certificate signed on behalf of each of Zurich and Merger Sub by the chief executive officer and the chief financial officer of each of Zurich and Merger Sub to the effect set forth in this paragraph.

          (b) Performance of Obligations of Zurich and Merger Sub. Each of Zurich and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Kemper and KFC shall have received a certificate signed by the chief executive officer and the chief financial officer of each of Zurich and Merger Sub to such effect.

     Section 6.4. Satisfaction of Closing Conditions. If Merger Sub makes an election by written notice as described in Section 1.2(b)(i) hereof (the "Section 1.2(b)(i) Notice"), then, on a business day specified in the Section 1.2(b)(i) Notice, which shall be not more than five business days after the date on which Merger Sub delivers the Section 1.2(b)(i) Notice (the "Preliminary Closing Date"), a preliminary closing shall take place at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York, at 9:00 a.m., at which Kemper, KFC and the Company shall seek to fulfill all conditions to the obligations of Zurich and Merger Sub to effect the Merger set forth in Sections 6.1 and 6.2, (other than Section 6.2(l) of the Kemper Merger Agreement (which is incorporated by reference pursuant to Section 6.2(a) of this Agreement) but including, without limitation, the delivery of the officers' certificates under Sections 6.2(b) and (c)) (the "Preliminary Closing Conditions"). If Kemper, KFC and the Company shall fulfill all of the Preliminary Closing Conditions on the Preliminary Closing Date, then on the Closing Date (i) the obligation of Kemper, KFC and the Company to effect the Merger shall be subject to the satisfaction or waiver on such date of each of the conditions set forth in Sections 6.1 and 6.3 and (ii) the obligation of Zurich and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver on such date of each of the conditions set forth in Sections 6.1 and 6.2; provided, however, that (A) the conditions to the obligation of Zurich and Merger Sub to effect the Merger set forth in Sections 6.2(c), (e), (f), (g) and
(h) of the Kemper Merger Agreement (which are incorporated by reference in this Agreement pursuant to Section 6.2(a) of this Agreement) shall be deemed to have been satisfied on the Closing Date and (B) the conditions set forth in Section 6.2(a) of the Kemper Merger Agreement (which is incorporated by reference in this Agreement pursuant to Section 6.2(a) of this Agreement) and in Section 6.2(b) of this Agreement must be satisfied or waived on the Closing Date, except that such conditions to the extent they apply to the truth and correctness as of the Closing Date of the representations and warranties set forth in Sections 3.1(e) through (l), (n), (p) through (u), and (x) through (bb) of the Kemper Merger Agreement and Sections 2.5 through 2.11 and 2.13 through 2.17 of this Agreement and Section 2.18 of this Agreement, to the extent that such Section 2.18 incorporates by reference Sections 3.1(e) through (l), (n),
(p) through (u), and (x) through (bb) of the Kemper Merger Agreement, shall be deemed to be satisfied on the Closing Date unless the failure to satisfy such condition is as a result of any willful action or willful inaction by Kemper, KFC or the Company, any of their subsidiaries or any officers or directors thereof. If Kemper, KFC and the Company shall fulfill the Preliminary closing Conditions, then the closing shall occur on a business day specified in a written notice from Merger Sub to the Company, which shall be not fewer than three business days after the date on which Merger Sub delivers such notice and shall be no later than January 4, 1996. If Kemper, KFC and the Company shall not fulfill all of the Preliminary Closing Conditions on the Preliminary Closing Date, Kemper, KFC and the Company must fulfill all of the conditions set forth in Sections 6.1 and 6.2 on the Closing Date as if no preliminary closing occurred.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

          (a) by Zurich, if the Kemper Merger Agreement shall have terminated;

          (b) by Kemper, if Kemper shall have terminated the Kemper Merger Agreement in accordance with Sections 7.1(c) or (g) thereof;

          (c) by Zurich, if there has been any material breach of any representation, warranty, covenant or agreement on the part of Kemper, KFC or the Company set forth in this Agreement which breach, if not a willful breach, has not been cured within 15 days following receipt by the breaching party of notice of such breach; provided, however, that if the breach by Kemper, KFC or the Company may be cured and Kemper, KFC or the Company is taking reasonable steps to cure such breach, then Zurich may not terminate this Agreement until the earlier of (i) the 45th day following the receipt by the Company of the notice of such breach and (ii) February 28, 1996;

          (d) by Kemper, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Zurich or Merger Sub set forth in this Agreement which breach, if not a willful breach, has not been cured within 15 days following receipt by the breaching party of notice of such breach; provided, however, that if the breach by Zurich or Merger Sub may be cured and Zurich or Merger Sub is taking reasonable steps to cure such breach, then the Company may not terminate this Agreement until the earlier of (i) the 45th day following the receipt by Zurich or Merger Sub of the notice of such breach and (ii) February 28, 1996;

          (e) by Zurich, if the conditions set forth in Sections 6.1 and 6.2 of this Agreement shall not have been satisfied or waived and the Merger shall not have been consummated on or before February 29, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

          (f) by Kemper, if the conditions set forth in Sections 6.1 and 6.3 of this Agreement shall not have been satisfied or waived and the Merger shall not have been consummated on or before February 29, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

          (g) by mutual written consent of Zurich and Kemper.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either Zurich or Kemper as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Zurich, Merger Sub, the Company, KFC or Kemper, other than the last sentence of Section 5.4 of the Kemper Merger Agreement (which is incorporated by reference herein pursuant to Section 5.3) and Sections 2.16, 3.8, 5.6 of the Kemper Merger Agreement (which is incorporated by reference herein pursuant to Section 5.3), 7.2 and 8.8. Nothing contained in this Section shall relieve any party from any liability resulting from any wilful and material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     SECTION 8.2. Guaranty. Zurich hereby irrevocably and unconditionally guaranties the obligations of Merger Sub to consummate the Merger.

     SECTION 8.3. Definitions.  For purposes of this Agreement:

          (a) except as otherwise indicated in this Agreement, an "affiliate" of any specified person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified;

          (b) "Material Adverse Effect with respect to the Company" means any effect that, either individually or in the aggregate with all other effects, is or would be materially adverse to the business, financial condition or operations of the Company and its subsidiaries taken as a whole or any material subsidiary, or adversely affects the ability of the Company or its affiliates to consummate the transactions contemplated by this Agreement in any material respect;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (d) a "subsidiary" of any specified person means a person of which 50% of the total combined voting power of all classes of voting stock or other ownership interests is owned directly or indirectly by such specified person.

     SECTION 8.4. Notices. All notices, requests, claims, demands and other communications under the Agreement shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmittal confirmation if sent by facsimile or like transmission, and upon receipt of proof of delivery when sent by overnight mail or overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Zurich, Merger Sub or the Surviving Corporation, to:

        Zurich Insurance Company
        Mythenquai 2, P.O. Box Ch-8022
        Zurich, Switzerland
        Fax:  011-41-1-201-4790
        Attention:  Mr. Rolf Hueppi
                    President and Chief Executive Officer

        with copies to:

        Zurich Insurance Company
        Mythenquai 2, P.O. Box Ch-8022
        Zurich, Switzerland
        Fax: 011-41-1-202-1063
        Attention: Dr. Kaspar Hotz

        and

        Centre ReSource Limited
        One Chase Manhattan Plaza
        44th Floor
        New York, New York 10005
        Fax: (212) 898-5002
        Attention: Mr. Steven M. Gluckstern

        and

        Willkie Farr & Gallagher
        One Citicorp Center
        153 East 53rd Street
        New York, New York 10022-4669
        Fax: (212) 821-8111
        Attention: Thomas M. Cerabino, Esq.

        (b) If to Kemper, KFC or the Company prior to the Effective Time, to:

        Kemper Corporation
        One Kemper Drive
        Long Grove, Illinois 60049
        Fax: (708) 320-4363
        Attention: Mr. David B. Mathis
                   Chairman of the Board and Chief Executive Officer

        with copies to:

        Kemper Corporation
        One Kemper Drive
        Long Grove, Illinois 60049
        Fax: (708) 320-4692
        Attention: Kathleen A. Gallichio, Esq.
                   Senior Vice President, General Counsel and Corporate
                   Secretary
        and

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, New York 10017
        Fax: (212) 455-2502
        Attention: Charles I. Cogut, Esq.

     SECTION 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and Schedules attached hereto) and the other agreements referred to herein (including, without limitation, the Kemper Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

     SECTION 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

     SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided, however, that Zurich shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any majority-owned affiliate of Zurich, but in such event Zurich shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a court of the State of Delaware or a federal court sitting in the State of Delaware.

     SECTION 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     IN WITNESS WHEREOF, each of Zurich, Merger Sub, the Company, KFC and Kemper has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ZURICH INSURANCE COMPANY

                                          By:        /s/  ROLF HUEPPI
                                              ----------------------------------
                                              Name: Rolf Hueppi
                                              Title: President and Chief
                                              Executive Officer

                                          By:        /s/  KASPAR HOTZ
                                              ----------------------------------
                                              Name: Kaspar Hotz
                                              Title: Corporate Secretary
                                                     President and
                                                     General Counsel

                                          KFS ACQUISITION CORP.

                                          By:     /s/  WILLIAM BOLINDER
                                              ----------------------------------
                                              Name: William Bolinder
                                              Title: Vice President

                                          KEMPER FINANCIAL SERVICES, INC.

                                          By:    /s/  STEPHEN B. TIMBERS
                                              ----------------------------------
                                              Name: Stephen B. Timbers
                                              Title: Chairman and CEO

                                          KEMPER FINANCIAL COMPANIES, INC.

                                          By:    /s/  STEPHEN B. TIMBERS
                                              ----------------------------------
                                              Name: Stephen B. Timbers
                                              Title: Chairman and CEO

                                          KEMPER CORPORATION

                                          By:      /s/  DAVID B. MATHIS
                                              ----------------------------------
                                              Name: David B. Mathis
                                              Title: Chairman and CEO